Exhibit 99.1

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Introduction

WildHorse Resource Development Corporation is a publicly traded Delaware corporation, the common shares of which are listed on the New York Stock Exchange (“NYSE”) under the symbol “WRD.”  Unless the context requires otherwise, references to “we,” “us,” “our,” “WRD,” or “the Company” are intended to mean the business and operations of WildHorse Resource Development Corporation and its consolidated subsidiaries. We are an independent oil and natural gas company focused on the acquisition, exploitation, development and production of oil, natural gas and NGL resources.

On March 29, 2018, the Company, through its wholly owned subsidiary, WildHorse Resources II, LLC, a Delaware limited liability company, completed the previously disclosed sale of certain producing and non-producing oil and natural gas properties (including the Oakfield gathering system) in Harrison, Milam, Panola, Robertson, and San Augustine Counties, Texas and Bienville, Bossier, Cado, Claiborne, De Soto, Jackson, Lincoln, Ouachita, Red River, Sabine, and Webster Parishes, Louisiana to Tanos Energy Holdings III, LLC for a total net sales price of approximately $206.4 million (the “NLA Divestiture”), including $21.7 million previously received as a deposit, which includes preliminary purchase price adjustments of approximately $0.9 million related to certain assets that were retained pending receipt of a consent to assign certain assets at the initial closing and approximately $9.7 million related to the net cash flows from the effective date to the closing date. The Company used the net proceeds to repay borrowings outstanding under its revolving credit facility. This disposition does not qualify as a discontinued operation.

This exhibit updates a previously filed unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2017 (originally filed on Form 8-K on April 4, 2018) to update for the three-month period ended March 31, 2018.   The pro forma herein gives effect to the NLA Divestiture and the use of the net proceeds to repay borrowings outstanding under our revolving credit facility as if they both occurred on January 1, 2017.

The updated unaudited pro forma condensed consolidated statement of operations does not purport to represent what the Company’s results of operations would have been had the NLA Divestiture and the repayment of borrowings outstanding under its revolving credit facility actually occurred on the date indicated above, nor is it indicative of future financial position or results of operations.

The pro forma data presented reflects events directly attributable to the above described transactions and certain assumptions that the Company believes are reasonable. The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the pro forma assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated statement of operations.

The unaudited pro forma condensed consolidated statement of operations and related notes are presented for illustrative purposes only and should be read in conjunction with the notes thereto and with the unaudited financial statements and related notes of the Company.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(in thousands)

	WRD Historical	Pro Forma Adjustments		WRD Pro Forma
Revenues and other income:
Oil sales	$182,379	$(1,513)	a)	$180,866
Natural gas sales	27,630	(20,888)	a)	6,742
NGL sales	7,448	(405)	a)	7,043
Other income	1,300	(1,404)	a)	(104)
Total operating revenues and other income	218,757	(24,210)		194,547
Operating expenses:
Lease operating expenses	16,427	(2,682)	a)	13,745
Gathering, processing and transportation	1,352	(1,126)	a)	226
Taxes other than income tax	11,781	(862)	a)	10,919
Depreciation, depletion and amortization	59,883	(6,079)	a)	53,804
Impairment of NLA Disposal Group	214,274	(214,274)	d)	—
General and administrative	12,727	340	a)	13,067
Exploration expense	1,708	94	a)	1,802
Other operating (income) expense	658	(551)	a)	107
Total operating expense	318,810	(225,140)		93,670
Income (loss) from operations	(100,053)	200,930		100,877
Other income (expense):
Interest expense, net	(13,307)	2,230	b)	(11,077)
Gain (loss) on derivative instruments	(40,370)	3,435	a)	(36,935)
Other income (expense)	(137)	(136)	a)	(273)
Total other income (expense)	(53,814)	5,529		(48,285)
Income (loss) before income taxes	(153,867)	206,459		52,592
Income tax benefit (expense)	38,093	(47,207)	c)	(9,114)
Net income (loss) available to WildHorse Resources	(115,774)	159,252		43,478
Preferred stock dividends	7,389	—		7,389
Undistributed earnings allocated to participating securities	—	9,268	e)	9,268
Net income (loss) available to common shareholders	$(123,163)	$149,984		$26,821

Earnings per common share:
Basic	$(1.24)	$1.51		$0.27
Diluted	$(1.24)	$1.51		$0.27
Weighted-average common shares outstanding:
Basic	99,245	99,245		99,245
Diluted	99,245	99,245		99,245

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated statement of operations.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLDIATED STATEMENT OF OPERATIONS

Note 1. Basis of Pro Forma Presentation

On March 29, 2018, the Company, through its wholly owned subsidiary, WildHorse Resources II, LLC, a Delaware limited liability company, completed the previously disclosed sale of certain producing and non-producing oil and natural gas properties (including the Oakfield gathering system) in Harrison, Milam, Panola, Robertson, and San Augustine Counties, Texas and Bienville, Bossier, Cado, Claiborne, De Soto, Jackson, Lincoln, Ouachita, Red River, Sabine, and Webster Parishes, Louisiana to Tanos Energy Holdings III, LLC for a total net sales price of approximately $206.4 million, including $21.7 million previously received as a deposit, which includes preliminary purchase price adjustments of approximately $0.9 million related to certain assets that were retained pending receipt of a consent to assign certain assets at the initial closing and approximately $9.7 million related to the net cash flows from the effective date to the closing date. The Company used the net proceeds to repay borrowings outstanding under its revolving credit facility. This disposition does not qualify as a discontinued operation.

The unaudited pro forma condensed consolidated financial information has been derived from the Company’s historical consolidated financial statements. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2018 gives effect to the NLA Divestiture and the use of the net proceeds to repay borrowings outstanding under our revolving credit facility as if they both occurred on January 1, 2017.

The unaudited pro forma condensed consolidated statement of operations does not purport to represent what the Company’s results of operations would have been had the NLA Divestiture and the repayment of borrowings outstanding under its revolving credit facility actually occurred on the date indicated above, nor is it indicative of future financial position or results of operations.

The unaudited pro forma condensed consolidated statement of operations reflect pro forma adjustments that are described in Note 2 below and are based on available and certain assumptions that the Company believes are reasonable. However, actual results may differ from those reflected in this statement. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma condensed consolidated statement of operations do not purport to represent what the results of operations would have been if the transaction had actually occurred on the date indicated above, nor are they indicative of our future financial position or results of operations. This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with our unaudited historical financial statements and the related notes.

Note 2. Pro Forma Adjustments and Assumptions

The following pro forma adjustments have been applied to the Company’s March 31, 2018 historical condensed consolidated statement of operations to reflect the NLA Divestiture as if it had occurred on January 1, 2017.  The pro forma adjustments were based on then-available information and assumptions that management believed to be appropriate in the circumstances.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following adjustments were made in the preparation of the unaudited pro forma condensed consolidated statement of operations for three months ended March 31, 2018:

a.              Pro forma adjustment to reflect the removal of operating revenues and other income, operating expenses (including $0.3 million of Council for Petroleum Accountants Societies overhead for drilling and producing wells) and loss on derivative instruments related to the NLA Divestiture.

b.              Pro forma adjustment to reflect the elimination of interest expense on $206.4 million of borrowings under our revolving credit facility repaid with the NLA Divesture net proceeds and the reversal of capitalized interest associated with our North Louisiana assets.  For the three months ended March 31, 2018, pro forma interest expense was based on a weighted-average interest rate of 4.04%.  The table below represents the effects of a one-eighth percentage point change in the interest rate on the pro forma interest associated with these repaid borrowings (dollars in thousands):

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLDIATED STATEMENT OF OPERATIONS

	Interest Rate	Three Months Ended March 31, 2018

Weighted-average interest rate	4.040%	$2,085

Weighted-average interest rate - increase 0.125%	4.165%	$2,149

Weighted-average interest rate - decrease 0.125%	3.915%	$2,020

c.               Reflects the income tax effect of pro forma adjustments based on the estimated combined statutory tax rate.

d.              Pro forma adjustment to reflect the elimination of a one-time non-recurring impairment charge of $214.3 million recorded during the three months ended March 31, 2018 to adjust the carrying amount of the NLA disposal group to its estimated fair value less costs to sell.

e.               Pro forma adjustment reflecting the proportionate share of undistributed net income attributable to participating securities.